Exhibit 99.1

China Chemical Corp. Announces Merger Agreement

ZIBO CITY, China – (October 14, 2011)  -- China Chemical Corp. (OTCBB: CHCC) ("China Chemical" or the "Company"), a manufacturer of organic chemicals, today announced that it has entered into a definitive merger agreement under which it will be merged with a subsidiary of New Source Holding Co., Ltd. (“NSH”), an entity created by certain stockholders of CHCC (the “Contributing Stockholders”). All outstanding shares of CHCC common stock not owned by CHCC, the Contributing Stockholders or certain other stockholders whose shares are subject to litigation in China between Zibo Jiazhou Chemical Co., Ltd., a related party of the Company, against PAMCO Management, Ltd. (“PAMCO”) and its Chairman (the “PAMCO Litigation”), will be converted into the right to receive $1.50 in cash per share. The Contributing Stockholders currently own approximately 79.15% of the outstanding shares of CHCC common stock.  The cash consideration represents a 2,500% premium to the Company's closing share price on October 11, 2011, the last trading day prior to the date the merger agreement was entered into and a greater than 1,666% premium to the Company's closing share price on October 13, 2011, the last trading day prior to today's announcement of the execution of a definitive merger agreement.

The transaction was unanimously approved by the board of directors of CHCC.  Rockwell Global Capital, LLC acted as financial advisor and McKenna Long & Aldridge LLP acted as legal counsel to the CHCC board of directors.

The transaction is subject to customary closing conditions, including the condition that a majority of the outstanding shares of CHCC common stock vote in favor of the adoption of the merger agreement.  The Contributing Stockholders have agreed to vote the shares of CHCC common stock that they own in favor of the merger agreement. The transaction is not subject to any financing contingency.

The transaction is expected to close during the fourth quarter of 2011, subject to the review and clearance of required filings by the Securities Exchange Commission ("SEC").  The preliminary proxy statement was filed with the SEC on October 14, 2011.

The PAMCO Litigation

The Company previously engaged PAMCO as financial advisor, in connection with the Company’s share exchange and related transactions in September, 2010.  The Company delivered cash and shares of its common stock to PAMCO as consideration for certain specified services, although the Company did not receive some of those services.  After the Company’s unsuccessful attempts to resolve this issue with PAMCO and Po Sun Liu, PAMCO’s Chairman, the Company initiated the PAMCO Litigation in Shandong Province, PRC on September 22, 2011.  Through the PAMCO Litigation, the Company seeks the return of $1.8 million cash paid to PAMCO, and either (i) the return to the Company for cancellation of 6 million shares of its common stock (the “Litigation Shares”) received by PAMCO or (ii) payment in the amount of $9 million for such shares.  The Company will not make payment with respect to any of these shares until and unless it is determined upon the conclusion of this litigation that the shares in question are properly held by the parties who presently hold them.  The Litigation Shares and the shares owned by the Contributing Stockholders account for over 99% of the shares of the Company currently outstanding.  The stockholders are, therefore, urged to be certain of the source of their shares and  prospective buyers of shares should confirm that the shares they are considering purchasing are not Litigation Shares.  Since becoming a public company, other than the shares issued prior to the Company’s share exchange in 2010,  since the share exchange, the Company has not conducted any offering of shares of its common stock and has not issued or sold any shares of its common stock.  Consequently, shares available for purchase or trading by the public have entered the market principally as a result of re-sales by PAMCO or its affiliates of Litigation Shares and may be shares for which the Company seeks cancellation.

Additional Information and Where to Find It

This press release is neither a solicitation of a proxy nor an offer to purchase or a solicitation of an offer to sell shares of CHCC common stock, and is not a substitute for any proxy statement or other filing that may be made with the SEC in connection with the transaction.  In connection with the transaction, CHCC intends to file a proxy statement and other relevant materials with the SEC, and CHCC and certain other persons, including NSH, intend to file a Schedule 13E-3 transaction statement with the SEC.  CHCC stockholders are strongly advised to read such materials when they become available because they will contain important information about the transaction.  Once filed, these documents will be available at no charge on the SEC's website at www.sec.gov.

CHCC and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. Information regarding the interests of participants in the solicitation, which may be different than those of CHCC's stockholders generally, will be included in the proxy statement relating to the transaction when it becomes available.

About China Chemical Corp.

China Chemical Corp. is a Zibo City, China-based manufacturer of organic chemical compounds used in high-performance plastics, PVC, elastic fibers, paints, tires, insulation, flooring, adhesives, medicines, food processing, ink, and paper. The Company’s primary products are Phthalic Anhydride (PA) and Maleic Anhydride (MAH), which have a wide variety of applications in the construction, automotive, aviation, marine, and consumer goods industries. China Chemical currently has the capacity to produce 60,000 tons of MAH and 50,000 tons of PA annually. The Company began site development in October 2010 for a 50,000-ton-capacity 1,4 butanediol (BDO) co-generation plant.

For more information about China Chemical Corp., please visit the Company’s website at http://www.chinachemicalcorp.com.

 Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. For additional information, readers should carefully review reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:
Investor Relations:
Mr. Yan Kai
1, Electric Power Road, Zhou Cun District
Zibo, People’s Republic of China
T: 86-533-6168699